Exhibit 99.1

Clearwater Paper Adds New Board Member

John J. Corkrean and Joe W. Laymon Join the Board

SPOKANE, Wash.--(BUSINESS WIRE)--April 25, 2019--Clearwater Paper Corporation (NYSE: CLW) today announced that John J. Corkrean and Joe W. Laymon have been elected to the company’s board of directors, effective May 1, 2019.

“We are excited to welcome both Mr. Corkrean and Mr. Laymon to our board and look forward to their perspectives and contributions,” said Alexander Toeldte, chair of the board. “John’s deep knowledge of finance, operations, and business strategy, as well as his accounting expertise and Joe’s knowledge of executive compensation matters, as well as his experience serving on the health, safety, security & environmental committee of another board, will be invaluable to Clearwater Paper.”

Mr. Corkrean currently serves as executive vice president and chief financial officer for H.B. Fuller (NYSE:FUL), a global adhesive, sealants and chemical products manufacturer, a position he has held since 2016. Prior to that, he was employed by Ecolab for 17 years in a series of financial leadership roles concluding from 2014-2016 as senior vice president, finance for the global energy service division.

Mr. Laymon served as vice president, human resources and corporate services at Chevron Corporation (NYSE:CVX), a leading global integrated energy company from 2008 until his retirement in 2017. Currently, Mr. Laymon also serves on the board of directors for Peabody Energy (NYSE:BTU), a global coal company, and serves as the chair of the compensation committee as well as is a member of the health, safety, security & environmental committee.

Mr. Laymon has been appointed to the class of directors whose term of office will expire at the 2020 annual meeting, and Mr. Corkrean has been appointed to the class of directors whose term of office will expire at the 2021 annual meeting. It is expected they will be nominated for election to a three-year term at the end of each respective term. With these additions, Clearwater Paper’s board will consist of seven directors, six of whom meet New York Stock Exchange standards for independence.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the expected contributions and nominations of the new directors. These forward-looking statements are based on current expectations that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements based on new developments or changes to the company’s expectations.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com

CONTACT:
(News media)
Shannon Myers
509.344.5967

(Investors)
Robin Yim
509.344.5906